MarketWise Inc.

To the Shareholders of MarketWise, Inc.:
In the past, our company has communicated with investors via conference calls, video calls, and a variety of financial presentations.
Going forward, we’re going to provide a written update each quarter. We will begin each letter with our top- and bottom-line GAAP (Generally Accepted Accounting Principles) results, plus information on the current paid subscriber file size. I will also share some additional performance metrics that I believe are essential for investors to estimate the company’s intrinsic value.
My goal as the company’s CEO & Chairman is to increase the intrinsic value per share of our company as efficiently as possible, while constantly evaluating and improving the quality of our products.

Third Quarter 2023 GAAP Results
For the third quarter of 2023, MarketWise generated net income of $12.0 million on GAAP net revenue of $106.2 million. For the nine months ended September 30, 2023, MarketWise reported net income of $52.4 million on GAAP net revenue of $336.0 million.
This compares with last year’s third-quarter net income of $16.5 million on GAAP net revenue of $119.9 million. For the first nine months of 2022, we reported net income of $73.6 million and GAAP net revenue of $384.7 million.
Our paid subscriber file size, as of September 30, 2023, was 774,000. Our paid subscriber file last September 30, 2022, was 894,000.
As you can see from our GAAP accounting results, we haven’t reversed the decline in our net revenues. Likewise, our paid subscriber file continues to decline. Our “Billings,” one of the figures I use to manage the business, also reflects this disappointing state of affairs.
One ray of hope: the return on our Billings has improved. That might not sound important, but in previous turnarounds at the company, that was always one of the first steps. I’ll discuss these additional metrics below.

MarketWise: What We Really Sell Is Trust
Before we discuss additional quantitative information, I’d like to share some qualitative ideas about the company, its founding partners, and our culture.
MarketWise, Inc. is the successor company to the investment research business I founded in 1999.
I started the company with a very simple idea: that because of a myriad of conflicts of interests, most institutional investment firms and most members of the media do a lousy job of giving investors the information they need to make wise investments.
The founding partners of the company were joined by Mike Palmer and Steve Sjuggerud in 2007, and by Dr. David Eifrig in 2015. Since then, another half-dozen employees have been elevated to partner status. While we have different opinions about the financial markets (as our subscribers will tell you!), we have always been of one mind about our company.
MarketWise exists to serve its subscribers by providing excellent investment research and, by doing so, earns a fair return on the capital employed in the business.
Our company publishes investment research in the form of daily, weekly, and monthly publications. We also offer data, analytics, and software designed to help investors manage their portfolios. Our revenue (mainly) comes in the form of subscriptions.
Our various brands, publications, and software tools are all managed independently and cover a wide variety of strategies. Our analysts use virtually every known form of financial analysis – from computationally intensive statistical analysis to astrology – to give our subscribers an advantage in the markets.
While our products and our analysts differ, what our company really sells across all our different brands is trust. When our customers subscribe (and even more importantly, when they renew), they are putting their trust in us.
The best way to earn our customers’ trust is to deserve it. That’s why we have long insisted on testing our good intentions with track records that we review and publish. And that’s why we routinely cancel publications that can’t meet basic performance standards. We won’t publish investment research that we don’t believe is useful and reliable.
Our culture of putting the subscribers first – even if doing so harms our revenues (in the short term) or even when doing so may put us in jeopardy of offending powerful corporate and political interests – has allowed us to attract dedicated customers and talented financial analysts. Many brilliant investment analysts are turned off by the conflicts inherent in Wall Street’s business models. Our customer-centric culture is our primary recruiting tool.

Another important difference between our firm and most big investment houses: Regardless of our corporate structure, we have long operated the business as an equal partnership.
Prior to going public in mid-2021, all major decisions about the business required the unanimous consent of the partners. We insisted that major decisions be unanimous because we knew that despite the disparities in our relative financial interests, the company’s success was equally dependent on each of us. Creative endeavors, such as publishing, require the genuine goodwill and best efforts of everyone involved.
The success or failure of a publication depends almost entirely on the unique appeal of its content. That appeal is sometimes obvious and intrinsic – like an analyst who builds a great track record over many years. Sometimes it is more subtle. There are philosophical writers whose appeal might not be obvious to the casual reader, but whose products are among the most successful we publish. Thus, individual creativity and the art of writing makes an immense difference to the value of our products.
In the same way that a market-beating investor will produce vastly higher nominal returns over time (as their results compound at a faster rate than the market), so too can the most talented investment writers produce results that far outpace the average publishing result. Thanks to consistent renewals, the value of our best publications compound over time.
The only way to get the best efforts out of a workforce that’s engaged in these kinds of creative and artistic endeavors is to persuade them to do their best by sharing the financial gains they help create and by treating them with tremendous respect.
During the 21 years that our partnership managed the business prior to going public, the company grew its revenues and profits by an average of almost 30% a year. We required no additional outside capital to fund our growth. Very few businesses in America could match our record of efficient growth over this period.
But, as you probably know, I have been disappointed with the performance of the company since going public.
While there are several possible causes, I believe the underlying problem is primarily cultural. My most important job over the next few months is re-establishing our previous culture of mutual respect by treating our leading operators as equal partners. I’ve begun weekly meetings with these publishers. Going forward, all of our major decisions will be made in close consultation with these company leaders.
It may be unusual for a public company’s CEO to explain that his leadership will be strongly influenced by a group of the company’s employees, but that is the case here and you should know it.
I believe managing the company in this way is foundational to our success.

This culture of mutual respect also extends to you, our shareholder. Thus, each quarter, I’ll write a brief letter to update you on our ongoing efforts to serve our customers and to produce a fair return on your capital.
However, unlike many public company CEOs, I will not seek to increase our share price through such communications. These letters will not be “cheerleading” or an attempt to gloss over the challenges we face. As investment researchers, we have long found that companies that try to fool their investors by painting rosy forecasts or avoiding unpleasant realities most often end up fooling themselves. So you won’t find any forecasts in my letters and I will not sugarcoat poor results when they occur.
Likewise, it was my policy for 21 years to publicly address any important criticisms of our products. It’s hard to fix problems if you don’t know they’re occurring. So if you have questions about the company or concerns about any of our products, you can ask me about them directly: porterstansberrydirect@marketwise.com.
My replies will only come via these quarterly letters, where your questions and my replies can be read by all of our shareholders.
I sincerely want to hear from you, so if you send me a thoughtful question or suggestion, I may send you some corporate swag. Just include a mailing address.
One final note about our company and our culture. I’ve insisted on this change in the company’s communications style because I take my obligations to individual shareholders seriously. You will find among our shareholders many longtime subscribers, close friends, and members of my family. We also have my longtime partners, who still own virtually every share they have ever earned.
While I can’t guarantee results, our interests are aligned: The 60 million-plus shares I own, including the more than $7 million worth of shares I bought on the open market in 2022, represent more than 90% of my net worth.

Additional Performance Measures
Our quarterly letters will always begin with our GAAP accounting results. These numbers are important and should form the basis of your evaluation of our company.
In addition to GAAP numbers, I think you should also consider the performance measures that I use to evaluate businesses like ours. I’m not suggesting that my model is superior to GAAP, but I prefer to use my intrinsic-value model to evaluate our business for two reasons.
First, my model is focused on “Billings,” not “Revenue.”
What’s the difference? If you ask our accountants, a two-hour discussion of GAAP accounting rules will follow. It’s not the kind of story you’re likely to tell at a party.

But it’s really not that complicated. “Billings” are just the cash we receive when a customer buys a subscription. Our accountants recognize that sale as “Revenue” over the life of the subscription, as it is earned. Most of our memberships have multiple-year durations, so this accounting treatment can result in a multiyear process to recognize Revenue.
I prefer to use Billings when I analyze our business. To me, the cash-generating power of the business is what matters most, not the timing of the GAAP recognition.
The chart below shows you our Billings annually since 2018. The last column (on the right) shows you the same data from the last 12 months (ending Sept. 30, 2023) to facilitate making annual comparisons – to make the entire chart apples-to-apples.
Please notice that this chart breaks down our Billings into three categories – Marketing, Renewal, and Other. I believe all shareholders should understand the different characteristics of these revenue streams.

(In thousands)	2018	2019	2020	2021	2022	TTM 9/30/23

New "Marketing" Billings (1)	192,591	222,227	449,973	596,732	333,612	279,627

Net "Renewal" Billings (2)	70,409	70,256	90,140	121,205	120,272	105,517

Other (3)	17,534	17,577	8,722	11,956	5,603	4,633

Total Billings	280,534	310,060	548,835	729,893	459,487	389,777

(1) Includes billings from all new subscription sales.
(2) Includes billings attributable to renewal and maintenance fee payments.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.

The Billings we earn from our marketing channel reflect the results of our customer acquisition efforts. These Marketing Billings are the first subscription payments we receive -- the first sale of what we hope will be a long series of subscription payments.
We generally produce modest profit margins on our Marketing Billings because we must spend a lot on advertising to generate these subscription sales. Plus, most of our total overhead, including almost all our marketing overhead, is linked to these efforts.
From time to time, our marketing channel can produce extraordinary results. For example, during the COVID financial bubble of 2020-2021, investors were very responsive to our marketing. Our Marketing Billings soared from $222.2 million in 2019 to $596.7 million in 2021 – growth of more than 150%.

Unfortunately, management can’t guarantee marketing outcomes. We have great marketing teams, and we’re committed to growing our subscriber base. But much like a Hollywood movie studio, we are dependent on blockbuster hits. And those are impossible to predict.
On the other hand, we have historically been very good at maintaining and growing our renewals. If we serve our existing customers well, our Renewal Billings should grow. Thus, that’s our primary operational goal: to always grow Renewal Billings.
If you look carefully at the chart, you’ll see that our Marketing Billings have fallen substantially (down 53%) since the COVID bubble. However, in 2022, our Renewal Billings hardly declined. (They fell by less than $1 million.) Currently, our trailing 12-month Renewal Billings are $105.5 million, down less than 13% from our peak Renewal Billings in 2021.
The COVID financial bubble brought us a wave of new, first-time subscribers. In retrospect, I think these “investors” were probably part of the WallStreetBets’ phenomenon -- stimulus check-sporting speculators chasing momentum. They washed over us like the tide – surging, then receding. Meanwhile, our core, underlying business of serving long-term investors remains intact. In fact, our Renewal Billings are up 50% since 2019, before the COVID bubble.
If we’re doing a great job as publishers and delighting our subscribers, our Renewal Billings should increase, year after year. It is this solid financial foundation that makes our business so valuable, in my view.
The third type of revenue we generate from our business is the “Other” category.
This is the “and everything else” category. It’s the Billings we generate from conference sales and from advertising, mainly. I think this category has potential to grow, which I’ll discuss more in future quarters.
While it can be tedious to discuss our results – calling our sales “Billings” for example – there is one very important thing about the way we recognize GAAP Revenue over time. This kind of accrual accounting allows us to defer paying taxes on our subscription income until it is earned over the life of a subscription. We refer to this accumulation of cash on our balance sheet as our “float.”
This is, in effect, a revolving account that increases or decreases based on the total value of our outstanding, yet-to-be fulfilled subscriptions. When we do a good job of growing the total value of our outstanding subscriptions, this pool of capital will grow. (Conversely, if the value of our outstanding subscriptions declines, this pool of capital will decrease.)
This is analogous to a well-run insurance company, whose excess premiums continually grow into a pool of capital that can be invested. Much like the float earned from insurance operations, the exact amount of our future taxes and the timing of exactly when they will come due fluctuates based on our company’s results and minor changes to tax regulations. But we can give you an estimate of what our current float balance is today.

As of the end of the third quarter, our estimated “float” was $108.6 million.
To date our company has not attempted to maximize its earnings by investing these accumulated float balances beyond placing them in money-market accounts. But going forward we plan to use a conservative portion of our float to fund liquid investments we believe can provide higher rates of return, on a risk-adjusted basis, much like an insurance company generates investment income on the premiums that it collects but has not yet paid out.
I’ll update you on these efforts as they develop.

Capital Allocation
The most valuable and unique aspect of our business is that we have not required additional capital to grow. I started the company in 1999 with $36,000 in venture funding. Until our go-public transaction and its concurrent $150 million private placement, we didn’t require or receive any additional investor capital.
While we do invest heavily in our Marketing channel to grow our subscriber base, these investments normally pay off (reach breakeven) in less than 90 days. These new customers then make follow-on purchases that finance future growth.
That has allowed us, historically, to grow both organically and through acquisitions, while also paying dividends. Prior to going public we paid out virtually 100% of our earnings in dividends each year.
We reinstated our recurring dividend this year. Additionally, we decided to pay a special dividend because we believe we can achieve substantial growth without excess capital.
Going forward, we intend to pay recurring dividends and special dividends as necessary to keep the size of our balance sheet small, other than the cash amounts we hold as float. I also believe opportunistic share repurchases can add value for our shareholders, if the buybacks are done at attractive prices.  However, given the limited trading volume of our A-shares, I believe cash dividend payments are the best way to return capital to our owners for now.
That doesn’t mean we don’t intend to grow as fast as possible. We are actively seeking to deploy capital in funding “bolt-on” acquisitions to further the growth rate of our publishing groups.

If you have high-quality editorial, if your ethos fits with our customer-first philosophy, and if your paid file size is between 5,000 and 50,000 subscribers, we would love to sit down and talk about how becoming a partner might be the right thing for your customers and your employees. Gaining access to our vast installed subscriber base as well as our advanced marketing processes is usually worth more than your existing franchise – but we’ll pay you a fair price for it anyway. A structure I prefer offers to buy 80% of your business upfront and then work with you going forward to maximize the value of the remaining 20%. While we are sincerely interested in learning more about your business, please don’t reach out unless you have a firm price. We already have a great business; we aren’t going to haggle for yours.

Intrinsic Value
To estimate the intrinsic value of the company, I suggest using the three Billings channels described above and ascribing a different multiple to each source.
Our Marketing Billings (initial subscription sales) produce modest profit margins (and in good years, immodest ones). Through the end of the third quarter, we have produced $279.6 million in Marketing Billings on a trailing 12-month basis. When evaluating businesses in our industry, I typically assign a conservative multiple to these initial subscriptions.
On the other hand, our Renewal Billings are higher margin and, when we are doing our jobs well, should always grow. Through the end of the third quarter, we produced $105.5 million in Renewal Billings on a trailing 12-month basis. I believe few, if any, financial publishers can match our record of growing and sustaining renewals. When I evaluate companies in our industry, renewals are the most important factor.
Our “Other” channel is a mix, comprised mainly of low-margin conference revenue and high-margin advertising revenue. Like our marketing channel, these Other Billings fluctuate, depending on the performance of our advertising and marketing efforts. Over the last 12 months, they’ve totaled $4.6 million.
Finally, our cash holdings are simple to value. After paying our special dividend in December 2023, which we have announced will total approximately $50 million, I expect us to be holding around $150 million in cash at the end of the year.
I will continue to update these numbers for you each quarter.

Sincerely,
Porter Stansberry
Chairman & CEO MarketWise, Inc.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Advisers Act; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and other factors beyond our control.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.